UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 17, 2007

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-31987	84-1477939
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7887 East Belleview Avenue, Suite 200, Englewood, Colorado 80111
(Address of Principal Executive Offices) (Zip Code)

303-383-7500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01  Entry into a Material Definitive Agreement.

On April 17, 2007, Affordable Residential Communities Inc. (the “Company”) and certain of its subsidiaries entered into a Transaction Agreement (the “Agreement”) with American Riverside Communities LLC (the “Buyer”), an affiliate of Farallon Capital Management LLC (“Farallon”).  Pursuant to the terms and subject to the conditions set forth in the Agreement, the Company and certain of its subsidiaries have agreed to sell to the Buyer substantially all of the Company’s operating assets relating to its manufactured home community business.  The Company will retain its ownership of the recently acquired NLASCO insurance operations.

Under the terms of the Agreement and after giving effect to estimated expenses and taxes, the amount realized by the Company is estimated to be approximately $540 million to $545 million net of retained debt and preferred stock, or approximately $9.35 to $9.40 per common share on a fully diluted basis. The gross proceeds to the Company will be $1.794 billion consisting of cash and assumed debt, subject to adjustment.  ARC will retain approximately $125.0 million par value of Series A Preferred Stock, $96.6 million of Senior Exchangeable Notes Due 2025 and $25.8 million of Trust Preferred Securities Due 2035.

The Company has made customary representations, warranties and covenants in the Agreement.  The Company may not solicit competing proposals or, subject to exceptions with respect to alternative proposals that may be superior, participate in any discussions or negotiations regarding alternative proposals.

Consummation of the transaction is subject to various closing conditions, including approval of the transaction by the Company’s shareholders. The transaction is expected to be completed by the end of 2007.

The Agreement may be terminated under certain circumstances, including if the Company’s Board of Directors has determined in good faith that it has received a superior proposal, the Company enters into a definitive agreement with respect to such superior proposal and the Company otherwise complies with certain terms of the Agreement.  Upon the termination of the Agreement under certain specified circumstances, the Company will be required to pay the Buyer a termination fee of $20 million and to reimburse the Buyer for its transaction expenses up to $5 million; upon the termination of the Agreement under other specified circumstances, the Buyer will be required to pay the Company a termination fee of either $37.5 million or $50 million.  Farallon and certain of its affiliates have agreed to guarantee the obligations of the Buyer with respect to certain amounts payable by the Buyer to the Company under the Agreement.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

In connection with the proposed transaction, a proxy statement relating to certain of the matters discussed in this report is expected to be filed with the Securities and Exchange Commission. When filed, copies of the proxy statement and other related documents may be obtained free of charge on the SEC website (www.sec.gov).  THE COMPANY’S SHAREHOLDERS ARE ADVISED TO

READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  The Company, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from the Company’s shareholders in connection with certain of the matters discussed in this report. Information regarding such persons and their interests in the Company is contained in the Company’s proxy statements and annual reports on Form 10-K filed with the SEC. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the matters discussed in this report, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the matters discussed in this report, which is expected to be filed with the SEC.

Item 8.01  Other Events.

On April 17, 2007, the Company issued a press release announcing that it had entered into the Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
2.1

Transaction Agreement, dated as of April 17, 2007, by and among Affordable Residential Communities Inc., Affordable Residential Communities LP, ARC Dealership, Inc., ARC Management Services, Inc., ARCIV GV, Inc., ARCMS, Inc., ARC TRS, Inc., Salmaho Irrigation Co., Windstar Aviation Corp., ARC/DAM Management, Inc., Colonial Gardens Water, Inc., and American Riverside Communities LLC.

99.1	Press Release, dated April 17, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

Date: April 17, 2007	By:	/s/ Scott L. Gesell
	Name:	Scott L. Gesell
	Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
2.1

Transaction Agreement, dated as of April 17, 2007, by and among Affordable Residential Communities Inc., Affordable Residential Communities LP, ARC Dealership, Inc., ARC Management Services, Inc., ARCIV GV, Inc., ARCMS, Inc., ARC TRS, Inc., Salmaho Irrigation Co., Windstar Aviation Corp., ARC/DAM Management, Inc., Colonial Gardens Water, Inc., and American Riverside Communities LLC.

99.1	Press Release, dated April 17, 2007.